EXHIBIT A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                            OF TRANS-LUX CORPORATION

                                    CHARTER

I.  PURPOSE

    The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. The Audit Committee's primary duties and responsibilities are to:

  - Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation.

  - Oversee that management has established and maintained processes to assure that an adequate system of internal control of the Corporation's accounting records and systems is functioning.

  - Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II.  COMPOSITION

    The Audit Committee shall be comprised of three (3) or more directors as determined by the Board, each of whom shall be independent directors according to the specified criteria of Section 301 of the Sarbanes-Oxley Act, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee and shall otherwise comply with the listing requirements of the American Stock Exchange. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices including the ability to understand fundamental financial statements, which includes balance sheets, income statements and cash flow statements and at least one member of the Audit Committee shall be financially sophisticated in that he or she has such accounting or related financial management education and expertise as to qualify as an audit committee financial expert.

The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

III.  MEETINGS

    The Audit Committee shall meet at least on a quarterly basis, or more frequently as circumstances dictate. Meetings may be held by telephone. As part of its job to foster open communication, the Audit Committee should meet at least annually with management and the independent accountants separately, to discuss any matters that the Audit Committee or either of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet with the independent accountants and management quarterly to review the Corporation's financial statements.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review
------------------------

1. Review and reassess, at least annually, the adequacy of this Charter and make recommendations to the Board, as conditions dictate, to update this Charter.

2. Review with management and the independent accountants the Corporation's annual financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statement of Auditing Standards No. 61, "Communication With Audit Committees" ("SAS No. 61"), as amended or updated.

3. Review with management and the independent accountants the Form 10-Q prior to its filing or prior to the release of earnings, including a discussion with the independent accountants of the matters required to be discussed by SAS No. 61. The Chairperson of the Audit Committee, or, if not available, another member of the Audit Committee, may represent the entire Audit Committee for purposes of this review.

4. Recommend annually or more frequently where necessary the appropriate funding of the Audit Committee.

Independent Accountants
-----------------------

5. Review the performance of the independent accountants and be directly responsible for the appointment, approval of audit and non-audit services (the Chairperson may grant any required approvals, subject to reporting such approvals to the Committee at its next scheduled meeting) compensation, oversight, replacement or termination of the independent accountants. The Audit Committee shall have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace such outside auditor. The independent accountants are ultimately accountable to the Audit Committee and the entire Board for such accountant's review of the financial statements and controls of the Corporation.

6.    Oversee independence of the accountants by:

  - receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1; as amended or updated.

  - reviewing, and actively discussing with the Board, if necessary, and the accountants, on a periodic basis, any disclosed relationship or services between the accountants and the Corporation or any other disclosed relationship or services that may impact on the objectivity and independence of the accountants; and

  - taking action to satisfy itself of the auditor's independence.

Financial Reporting Process
---------------------------

7. In consultation with the independent accountants and management, review the integrity of the Corporation's financial reporting processes.

8. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

9. Establish regular systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

10. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

Legal Compliance/General
------------------------

11. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

12. Report through its Chairperson to the Board following meetings of the Audit Committee.

13. Arrange for maintenance of minutes or other records of meetings and activities of the Audit Committee.

14. Retain independent counsel and other advisors as the Audit Committee deems necessary and appropriate.

15. Establish procedures for handling complaints regarding accounting, internal controls and auditing matters.